-------------------------------------------------------------------------------
                                                       Registration No. _______

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                              ----------------------

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ----------------------

                               DRESSER INDUSTRIES, INC.
                (Exact name of Registrant as specified in its Charter)


                Delaware                              75-0813641
    (State or other jurisdiction of      (I.R.S. Employer Identification No.)
     incorporation or organization)

                                2001 Ross Avenue
                               Dallas, Texas 75201
            (Address principal executive offices including zip code)

                              ----------------------

   ERISA Excess Benefit Plan for Salaried Employees of Dresser Industries, Inc.
       ERISA Compensation Limit Benefit Plan for Dresser Industries, Inc.

                            (Full title of the plan)

                              ----------------------

                                Rebecca R. Morris
                 Vice President-Corporate Counsel and Secretary
                            Dresser Industries, Inc.
                                2001 Ross Avenue
                               Dallas, Texas 75201
                     (Name and address of agent for service)

                                 (214) 740-6000
          (Telephone number, including area code, of agent for service)

                              ----------------------

-----------------------------------------------------------------------------------------------------------------
 Title of securities       Amount to be         Proposed maximum          Proposed maximum          Amount of
  to be registered         registered(3)    offering price per unit   aggregate offering price   registration fee
                                                      (3)                       (3)
-----------------------------------------------------------------------------------------------------------------
 Deferred Compensation
 Obligations(1)              $500,000                100%                    $500,000                $151.52
-----------------------------------------------------------------------------------------------------------------
 Deferred Compensation
 Obligations(2)             $2,500,000               100%                   $2,500,000               $757.58
-----------------------------------------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations are unsecured obligations of Dresser Industries, Inc. to pay deferred compensation in the future in accordance with the terms of the ERISA Excess Benefit Plan for Salaried Employees of Dresser Industries, Inc.

(2) The Deferred Compensation Obligations are unsecured obligations of Dresser Industries, Inc. to pay deferred compensation in the future in accordance with the terms of the ERISA Compensation Limit Benefit Plan for Dresser Industries, Inc.

(3) The maximum aggregate offering price is based upon an estimate, solely for the purpose of computing the registration fee.



PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended. Such document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act of 1933, as amended.


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents, which have been filed by the Company
(File No. 1-4003) with the Commission, are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1996;

    2. The Company's Quarterly Reports on Form 10-Q for the periods ended January 31, 1997, April 30, 1997 and July 31, 1997;

    3. The description of the Common Stock contained in Exhibit 1 to the Registration Statement on Form 8-A filed by the Company with the Commission August 30, 1990, as amended by Amendment No. 1 on Form 8 filed with the Commission on October 3, 1990; and

    4.   The description of the Dresser Stock Purchase Rights contained in
         Exhibit 1 to the Registration Statement on Form 8-A filed by the Company with the Commission August 30, 1990, as amended by Amendment No. 1 on Form 8 filed with the Commission on October 3, 1990.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities

    The ERISA Excess Benefit Plan for Salaried Employees of Dresser Industries, Inc. and the ERISA Compensation Limit Benefit Plan for Dresser Industries, Inc. (the "Plans") are nonqualified deferred compensation plans for employees of Dresser Industries, Inc. (the "Company") and its subsidiaries who are eligible for awards under the Dresser Industries, Inc. Retirement Savings Plan-A and the Dresser Industries, Inc. Retirement Savings Plan-B ("RSP A & B"), the Dresser Industries, Inc. Consolidated Salaried Retirement Plan, as frozen May 31, 1995 (the "Pension Plan")or any defined benefit pension plan for nonunion salaried employees other than the Pension Plan (the "Related Plan"). Under the Plans, the Company will provide participants with the opportunity to defer base salary in accordance with the terms of the Plans.

    Amounts deferred pursuant to the Plans will be credited by book entry to the participant's deferred compensation account. All such amounts shall be held in the general funds of the Company and each participant will have the status of a general unsecured creditor of the Company with respect to his or her deferred compensation account. The value of a participant's deferred compensation account will be based on the performance of the investment options selected by the participant under the Plans for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Unless otherwise delegated the Executive Compensation Committee of the Board of Directors of the Company has the sole discretion to determine the investment options available under the Plans as the measurement mechanism. A participant may redesignate amounts credited to his or her deferred compensation account among the investment options available under the Plans on a daily basis.

    The obligations of the Company under the Plans (the "Obligations") will be unsecured general obligations of the Company to pay in the future the value of the deferred compensation account adjusted to reflect the performance, whether positive or negative, of the selected measurement investment options during the deferral period, in accordance with the terms of the Plans. The Obligations will rank equally with the other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Benefits due shall be distributed at such time or times following a participant's termination of employment or death as the Employee Benefits Committee of Dresser Industries, Inc. in its discretion determines. However, benefits tied to the Pension Plan or a related Plan shall be paid no earlier than the earliest date Pension Plan or Related Plan benefits may be paid to the participant, or, in the case of death, to the participant's spouse, or, if none, to the participant's estate.

    A participant's interest in his or her deferred compensation account, and thus his or her right to the Obligations, generally cannot be assigned, transferred, garnished, pledged or encumbered. The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each participant, at the option of the Company or through the operation of a mandatory or optional sinking fund or analogous provision. A participant may receive a hardship withdrawal prior to the scheduled distribution date only under exceptional circumstances upon the showing of an unforeseeable emergency by the participant.

    The company reserves the right to amend, modify or terminate the Plans, or suspend any of its provisions, at any time and from time to time, except that no such amendment, modification or termination shall adversely affect the right of each participant to the amounts credited to or accrued in his or her deferred compensation account at the time of such amendment, modification or termination. The foregoing notwithstanding, all rights of a participant under the Plans to receive a distribution of all or any part of his or her deferred compensation account shall cease on and as of the date on which it has been determined by the administrators of the Plans that such participant at any time (whether before or subsequent to termination of such participant's employment) acted in a manner inimical to the best interests of the Company.

    The Obligations are not convertible into securities of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers, or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.


Item 5.  Interests of Named Experts and Counsel

    The validity of the Securities offered hereby will be passed upon by Rebecca R. Morris, Vice President - Corporate Counsel and Secretary of the Company (who owns 10,740 shares of Common Stock and holds options to purchase an additional 21,650 shares of Common Stock coupled with 4,278 restrictive incentive stock awards.).


Item 6.  Indemnification of Directors and Officers

    Pursuant to Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In an action by or in the right of the Company, a corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim or issue as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which the court shall deem proper. Indemnification, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct. Such determination is made: (i) by the board of directors by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel in a written opinion;
(iii) by the stockholders. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such matter, Section 145 requires that the corporation indemnify him against expenses actually and reasonably incurred by him in his defense. Further, expenses may be paid by the corporation in advance of final disposition of the matter upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Such indemnification and advancement of expenses is not deemed exclusive of any other right to which a director or officer might be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of any person who might be indemnified thereunder whether or not the corporation would have the power to indemnify him against such liability under such Section.

    The Company's Restated Certificate of Incorporation, as amended, provides for indemnification of certain persons including directors and officers to the fullest extent permitted under Section 145 of the DGCL.

    Insurance is maintained by the Company covering certain expenses, liability or losses which may be incurred by reason of his being a director or officer of the Company or a subsidiary corporation, partnership, joint venture, trust or other enterprise.

Item 7.  Exemption from Registration Claimed

    Not Applicable.

Item 8.  Exhibits

         4.1 Restated Certificate of Incorporation of Registrant and amendments thereto. (Incorporated by reference to Exhibit 3(i) to Registrant's Form 10-Q/A for the Quarter ended April 30, 1996).

         4.2 By-Laws, as amended of Registrant. (Incorporated by reference to Exhibit 3.2 to Registrant's Form 10-K for the year ended 1996).

         4.3 Rights Agreement dated August 16, 1990, between Registrant and Harris Trust Company of New York as Rights Agent. (Incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed on August 30, 1990 as amended by Amendment No. 1 on Form 8 filed on October 3, 1990).

         4.4 Form of ERISA Excess Benefit Plan for Salaried Employees of Dresser Industries, Inc. (Incorporated by Reference to Exhibit
              10.7 to Registrant's Form 10-K for the year ended October 31,
              1995).

         4.5 Form of ERISA Compensation Limit Benefit Plan for Dresser Industries, Inc. (Incorporated by reference to Exhibit 10.8 to Registrant's Form 10-K for the year ended October 31, 1995).

*        5.1  Form of opinion of Rebecca R. Morris as to the legality of the securities being registered.

*        5.2  Form of opinion of W. Chad Reed with respect to Compliance
              Requirements of the Employment Retirement Income Security Act of 1974.

         23.1 Consent of Rebecca R. Morris is contained in her opinion attached as Exhibit 5.1.

*        23.2 Consent of Price Waterhouse LLP.

         23.3 Consent of W. Chad Reed is contained in his opinion attached as
              Exhibit 5.2.

*        24   Power of Attorney.

--------------------
*    Filed Herewith

Item 9.  Undertakings

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
         Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 10th day of November, 1997.


                                       DRESSER INDUSTRIES, INC.

                                       By: /s/ KENNETH J. KOTARA
                                          ------------------------------------
                                          Kenneth J. Kotara,
                                          Controller


    Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on November 10, 1997.


          SIGNATURE                                  TITLE
          ---------                                  -----

*WILLIAM E. BRADFORD                Chairman of the Board, Chief Executive
----------------------------------- Officer and Director (Principal Executive
(William E. Bradford, Director)     Officer)

/s/GEORGE H. JUETTEN                Senior Vice President and Chief Financial
----------------------------------- Officer (Principal Financial Officer)
(George H. Juetten)

/s/KENNETH J. KOTARA                Controller
----------------------------------- (Principal Accounting Officer)
(Kenneth J. Kotara)

*SAMUEL B. CASEY, JR.               *J. LANDIS MARTIN
----------------------------------- -----------------------------------
(Samuel B. Casey, Jr., Director)    (J. Landis Martin, Director)

*LAWRENCE S. EAGLEBURGER            *LIONEL H. OLMER
----------------------------------- -----------------------------------
(Lawrence S. Eagleburger, Director) (Lionel H. Olmer, Director)

*SYLVIA A. EARLE, PH.D.             *JAY A. PRECOURT
----------------------------------- -----------------------------------
(Sylvia A. Earle, Ph.D., Director)  (Jay A. Precourt, Director)

*RAWLES FULGHAM                     *DONALD C. VAUGHN
----------------------------------- -----------------------------------
(Rawles Fulgham, Director)          (Donald C. Vaughn, Director)

*JOHN A. GAVIN                      *RICHARD W. VIESER
----------------------------------- -----------------------------------
(John A. Gavin, Director)           (Richard W. Vieser, Director)

*RAY L. HUNT
-----------------------------------
(Ray L. Hunt, Director)

*By: /s/Alice (Ande) Hinds
    -------------------------------
    Alice (Ande) Hinds
    (Attorney-In-Fact)

                                  EXHIBIT INDEX

Exhibit
Number   Description
-------  -----------
   4.1 Restated Certificate of Incorporation of Registrant and amendments thereto. (Incorporated by reference to Exhibit 3(i) to Registrant's Form 10-Q/A for the Quarter ended April 30, 1996).

   4.2 By-Laws, as amended of Registrant. (Incorporated by reference to Exhibit 3.2 to Registrant's Form 10-K for the year ended 1996).

   4.3 Rights Agreement dated August 16, 1990, between Registrant and Harris Trust Company of New York as Rights Agent. (Incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed on August 30, 1990 as amended by Amendment No. 1 on Form 8 filed on October 3, 1990).

   4.4 Form of ERISA Excess Benefit Plan for Salaried Employees of Dresser Industries, Inc. (Incorporated by Reference to Exhibit
         10.7 to Registrant's Form 10-K for the year ended October 31,
         1995).

   4.5 Form of ERISA Compensation Limit Benefit Plan for Dresser Industries, Inc. (Incorporated by reference to Exhibit 10.8 to Registrant's Form 10-K for the year ended October 31, 1995).

 * 5.1 Form of opinion of Rebecca R. Morris as to the legality of the securities being registered.

 * 5.2 Form of opinion of W. Chad Reed with respect to Compliance Requirements of the Employment Retirement Income Security Act of 1974.

  23.1 Consent of Rebecca R. Morris is contained in her opinion attached as Exhibit 5.1.

 *23.2   Consent of Price Waterhouse LLP.

  23.3   Consent of W. Chad Reed is contained in his opinion attached as
         Exhibit 5.2.

 *24     Power of Attorney.

--------------------
*    Filed Herewith